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                                                                    EXHIBIT 9.1


                                VOTING AGREEMENT

      This Agreement is made and entered into this 30th day of June 1997, at Dallas, Texas, by and among Eugene A. Soltero ("Soltero"), James E. Hogue ("Hogue"), Leon A. Romero ("Romero"), George W. Peel ("Peel"), Albert Sena ("Sena"), and Dorothy Carter ("Carter") as shareholders of Cotton Valley Resources Corporation, an Ontario corporation, (the "Company") for the purpose of voting as a unit their shares of the Company.

                                       I.
                                     VOTING

      1.1 In the event that the board of directors of the Company is expanded to provide that four or more members need not be Canadian resident citizens, Soltero, Hogue, Peel, Sena, and Carter agree that, for a period of five years from the date hereof, to vote any shares of common stock owned by them at the time of any regular or special meeting of the shareholders of the Company for election of directors in favor of Romero as a director of the Company.

      1.2 Romero, Peel, Sena, and Carter agree that, for a period of five years from the date hereof, to vote any shares of common stock owned by them at the time of any regular or special meeting of the shareholders of the Company for election of directors in favor of Hogue and Soltero, or such other parties as Hogue and Soltero may designate, as directors of the Company.

                                       II.
                                  MISCELLANEOUS

      2.1 This Agreement is executed in multiple counterparts, each of which shall be considered an original. An original of this Agreement will be filed with the Secretary of the Company.

      2.2 This Agreement shall be performed in Dallas, Dallas County, Texas, or the place where any meeting of the shareholders of the Company will be held during the term of this Agreement.

      2.3 This Agreement shall be interpreted under the laws of the Province of Ontario, Canada.

      2.4 This Agreement shall terminate five years from the date hereof. Any shares owned by a party hereto may be sold in a bona fide transaction free and clear of the terms hereof, except if such sale is to a spouse or child, or a trust for the benefit of the transferor, his spouse or a child, this Agreement shall continue to apply to such shares.




VOTING AGREEMENT, Page 1
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        Executed the date first set forth above.

          Name                                      Number of Shares


/s/ EUGENE A. SOLTERO
------------------------------------             ----------------------
Eugene A. Soltero



/s/ JAMES E. HOGUE
------------------------------------             ----------------------
James E. Hogue



/s/ LEON A. ROMERO
------------------------------------             ----------------------
Leon A. Romero


/s/ GEORGE W. PEEL
------------------------------------             ----------------------
George W. Peel


/s/ ALBERT SENA
------------------------------------             ----------------------
Albert Sena



/s/ DOROTHY CARTER
------------------------------------             ----------------------
Dorothy Carter






VOTING AGREEMENT, Page 2